Exhibit 10.4

Execution Version

Certain portions of this Exhibit were redacted pursuant to Item 601(b)(10)(iv) of Regulation S-K

GLOBAL SELLER TRANSITION SERVICES AGREEMENT

This Global Seller Transition Services Agreement (this “Agreement”), dated as of November 30, 2023, is made by and between, and Aviat Networks, Inc., a Delaware corporation (the “Purchaser”) and NEC Corporation, a Japanese corporation (“Seller”). Seller and Purchaser are each referred to herein as a “Party” and, collectively, as the “Parties.”

RECITALS

A. Pursuant to that certain Master Sale of Business Agreement, dated as of May 9, 2023 (the “MBA”), by and among Seller and Purchaser, among other things, Seller agreed to sell, assign, transfer and deliver to Purchaser certain assets relating to the Business (as defined therein) on the terms and conditions set forth in the MBA (the “Purchased Assets”).

B. The MBA provides that, in connection with the consummation of the transactions contemplated thereby, the Parties will enter into this Agreement pursuant to which, Purchaser will provide certain transition services to and for the benefit of Seller, and subject to the conditions, set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing, the representations, warranties, covenants, and agreements contained herein, and other good and valuable consideration, the adequacy and receipt of which is hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1. Definitions. Capitalized terms used in this Agreement and not otherwise defined in this Agreement have the meanings ascribed thereto in the MBA. As used in this Agreement, the following terms, when used in this Agreement and other documents delivered in connection herewith, have the meanings set forth or referenced below:

“Accessing Party” has the meaning set forth in Section 2.6(a).

“Agreement” has the meaning set forth in the Preamble.

“Authorizations” has the meaning set forth in Section 2.11(a).

“Authorization Expenses” has the meaning set forth in Section 2.11(a).

“Force Majeure Events” means causes beyond Provider’s or Recipient’s reasonable control and that were not foreseen by such party, including any: applicable Law or act of any Governmental Entity (but excluding any act of a Governmental Entity in response to the failure of the party claiming the occurrence of a Force Majeure Event to comply with applicable Law or the negligent or willful misconduct of such party); or conditions resulting from natural disasters, earthquakes, hurricanes, tsunamis, floods, fires, storms, typhoons, lightning, hail storms, blizzards, tornadoes, droughts, cyclones, arctic frosts, mudslides, wildfires, manmade disasters, acts of God, pandemics, endemics, epidemics or diseases outbreak (including COVID-19) or other weather-related or natural conditions, or the commencement, occurrence, continuation or intensification of any geopolitical conditions, war (whether or not declared), sabotage, armed hostilities, civil unrest, military attacks or acts of terrorism (including cyberattack or otherwise) or declaration of national emergency.

“IT” has the meaning set forth in Section 2.8.

“MBA” has the meaning set forth in the Preamble.

“Out-of-Pocket Costs” has the meaning set forth in Section 3.3(a).

“Parties” has the meaning set forth in the Preamble.

“Party” has the meaning set forth in the Preamble.

“Provider” shall mean the Purchaser and its Affiliates, as set forth in the relevant Purchase Order.

“Provider Indemnifying Party” means Provider, its Affiliates and their respective officers, directors, managers, members, employees, agents, partners, representatives, successors and permitted assigns.

“Provider Personnel” means any third party service providers engaged or hired by Provider pursuant to Section 8.3(b), or any Representative or Affiliate of Provider who performs any Services under this Agreement.

“Purchaser” has the meaning set forth in the Preamble.

“Recipient”, shall mean the Seller and its Affiliates, as set forth in the relevant Purchase Order together with Seller and its Subsidiaries and Affiliates.

“Recipient Party” means Recipient, its Subsidiaries and Affiliates and each of their respective officers, directors, managers, members, employees, agents, partners, representatives, successors and permitted assigns.

“Security Regulations” has the meaning set forth in Section 2.6(a).

“Seller” has the meaning set forth in the Preamble.

“Service Term” means the term for a particular Service as set forth on Schedule A unless such Service is earlier terminated or extended in accordance with ARTICLE IV.

“Services” has the meaning set forth in Section 2.1.

“Technology” means all formulae, algorithms, processes, procedures, designs, ideas, concepts, research, inventions and invention disclosures (whether or not patentable or reduced to practice), know-how, proprietary information and methodologies, trade secrets, technology, computer software (in both object and source code form), systems, databases, specifications and all records relating to any of the foregoing, including documentation, design documents and analyses, studies, programming tools, plans, models, flow charts, reports and drawings, as well as all intellectual property subsisting in each of the foregoing.

“Term” has the meaning set forth in Section 4.1.

“Third Party Contracts” has the meaning set forth in Section 2.11(a).

“Transition Services Team” has the meaning set forth in Section 3.6.

“TST Representative” has the meaning set forth in Section 3.6.

ARTICLE II

TRANSITION SERVICES

Section 2.1 Services. During the applicable Service Term, and subject to the terms and conditions of this Agreement, Purchaser will cause Provider to provide, or cause to be provided, the services described on Schedule A (the “Services”) to Recipient at Provider’s reasonable and documented cost for provision of the Services unless otherwise noted in Schedule A. Notwithstanding the foregoing, if Provider ceases to provide any service to Provider’s businesses generally, Purchaser will work in good faith with Seller to identify alternative options for Provider, or a third party, to provide a similar service during the applicable Service Term.

Section 2.2 Additional Services. If, during the Term (as defined below), Seller identifies any service that is reasonably necessary in order for any Recipient to continue to operate the Business in a manner consistent with the operation of the Business prior to the Closing Date, and such service was not included in the Services described on Schedule A or otherwise provided under a Transaction Document, then Purchaser shall procure that Provider, acting in good faith and subject to the negotiation of commercially reasonable mutually acceptable terms consistent with this Agreement and to the extent reasonably practicable to do so, provides such requested additional service(s). Any such additional service(s) provided pursuant to the preceding sentence shall be considered Services for all purposes of this Agreement and shall be documented by an amendment to this Agreement signed by a duly authorized representative of each of the Parties.

Section 2.3 Purchase Orders. Seller shall procure that Recipient raises a Purchase Order in the form attached to this Agreement as Schedule B (the “Purchase Order”) for any Services it wishes to request from Provider. If Provider does not provide reasonable justification for not being able to accept a Purchase Order within 7 Business Days of the Recipient raising such Purchase Order in accordance with this Agreement, it shall be deemed acceptable and binding on the parties thereto, provided however, that any Purchase Orders raised in accordance with this Agreement that relate to the Contracts that (i) are not transferred to the Purchaser or its Affiliates and (ii) are contained in Folder 2.17.1 titled “List of Assets (unredacted)” in the Data Room as of November 28, 2023 shall be automatically deemed effective; provided, however, if the Provider provides reasonable justification for not being able to accept a Purchase Order within 7 Business Days of the Recipient raising such Purchaser Order, the Parties shall discuss in good faith. A Purchase Order shall be automatically cancelled following the transfer of the underlying Contract from Seller to Purchaser. In the event of any conflict or inconsistency between this Agreement and the terms and conditions of a Purchase Order, the terms and conditions of the relevant Purchase Order shall prevail.

Section 2.4 Access. Seller shall procure that Recipient, at the request of Provider, makes available on a timely basis to Provider all assets, books and records, and information with respect to the Purchased Assets, in all cases to the extent necessary for Provider to provide the applicable Services. Seller shall procure that Recipient gives Provider and any Provider Personnel, to the extent necessary for Provider to provide the applicable Services, reasonable access, during regular business hours and as reasonably required, to the premises and facilities of Recipient. Purchaser shall procure that Provider will, and will ensure that any Provider Personnel who have access to Recipient’s facilities limit their access to those areas of Recipient’s facilities for which they are authorized in connection with their provision of the Services.

Purchaser shall ensure that Provider will, and will cause any Provider Personnel to: (a) comply with applicable Law and all access, security, and safety rules and procedures applicable to visitors working in such facilities which are made known to Provider in advance in writing; (b) abide by any rules, agreements or procedures relating to the scheduling and use of shared equipment or systems in such facilities which are made known to Provider in advance in writing; (c) obey the instructions of the site manager or supervisor, security personnel or any other employee of Recipient or its Affiliates (or any of their landlords, if applicable) having authority over such facilities; and (d) comply with the confidentiality obligations set forth in this Agreement. Purchaser shall procure that Provider cooperates with Recipient in the investigation of any apparent unauthorized access or use by any Provider Personnel to Recipient’s facilities.

Section 2.5 Recipient’s Access to Provider’s Facilities. The Parties acknowledge and agree that Recipient and its Affiliates or Representatives may require access to Provider’s facilities during the Term, during normal business hours and as reasonably requested. Seller shall procure that Recipient will, and will ensure that all of Recipient’s Affiliates and Representatives who have access to Provider’s facilities limit their access to those areas of Provider’s facilities for which they are authorized in connection with their receipt and use of the Services. Seller shall procure that Recipient will, and will cause its Affiliates and Representatives to: (a) comply with applicable Law and all access, security, and safety rules and procedures applicable to visitors working in such facilities which are made known to Recipient in advance in writing; (b) abide by any rules, agreements or procedures relating to the scheduling and use of shared equipment or systems in such facilities which are made known to Recipient in advance in writing; (c) obey the instructions of the site manager or supervisor, security personnel or any other employee of Provider or its Affiliates (or any of their landlords, if applicable) having authority over such facilities; and (d) comply with the confidentiality, disclosure and use obligations set forth in this Agreement. Seller shall procure that Recipient cooperates with Provider in the investigation of any apparent unauthorized access or use by any of Recipient’s Affiliates or Representatives to Provider’s facilities.

Section 2.6 Technology Access.

(a) Technology Access. If either Provider or Recipient is given access to the other party’s Technology in connection with the Services, the Purchaser (in the case where Provider is the Accessing Party (defined below)) or Seller (in the case where Recipient is the Accessing Party (defined below)), as applicable, shall procure that the party receiving access (the “Accessing Party”)complies with standard customary security policies and procedures, as well as with all of the other party’s system security policies, procedures, and requirements that have been provided to the Accessing Party in advance and in writing (collectively, “Security Regulations”), and shall not knowingly or intentionally tamper with, compromise or circumvent any security or audit measures employed by such other party. The Accessing Party shall access and use only the Technology of the other party for which it has been granted the right to access and use.

(b) Authorized Personnel Restrictions.

(i) Purchaser and Seller shall procure that Provider and Recipient, as applicable, uses commercially reasonable efforts to ensure that only those of its personnel who are specifically authorized to have access to the Technology of the other party gain such access and use commercially reasonable efforts to prevent unauthorized access, use, destruction, alteration, or loss of information contained therein, including notifying its personnel of the restrictions set forth in this Agreement and the Security Regulations. Purchaser and Seller shall procure that Provider and Recipient, as applicable, promptly notifies the other party if they become aware of any unauthorized access, use, destruction, alteration, or loss of information to the Technology of such other party.

(ii) If, at any time, the Accessing Party determines that any of its personnel has sought to circumvent or has circumvented, the Security Regulations, that any unauthorized Accessing Party personnel has or has had access to Technology of the other party, or that any of its personnel has engaged in activities that may lead to the unauthorized access, use, destruction, alteration or loss of data, information or software of the other party, the Purchaser (in the case where Provider is the Accessing Party) or Seller (in the case where Recipient is the Accessing Party), as applicable, shall procure that the Accessing Party promptly terminates any such Person’s access to the Technology and immediately notify the other party. In addition, such other party shall have the right to deny personnel of the Accessing Party access to its Technology upon notice to the Accessing Party in the event that the other party reasonably believes that such personnel have engaged in any of the activities set forth in this Section 2.6(b) or otherwise pose a security concern. The Purchaser (in the case where Provider is the Accessing Party) or Seller (in the case where Recipient is the Accessing Party), as applicable, shall procure that the Accessing Party uses commercially reasonable efforts to cooperate with the other party in investigating any apparent unauthorized access, use, destruction, alteration or loss of information to such other party’s Technology.

Section 2.7 Data Protection.

(a) Purchaser and Seller shall comply, and shall procure that Provider and Recipient, as applicable, complies with all requirements of the applicable Laws on the protection of personal data in relation to this Agreement.

(b) In order to ensure the confidentiality of personal data, Purchaser and Seller shall (i) implement, or procure the implementation of, and (ii) procure that the Provider and Recipient, as applicable, implements, or procures the implementation of, technical and organizational measures as required by this Agreement and the applicable Laws on the protection of personal data.

Section 2.8 Security. Purchaser and Seller shall comply, and shall procure that each of its Affiliates complies with the other Party’s and/or its Affiliates’ information technology (“IT”) security policy, network standards and other IT policies as amended from time to time and made available to such Party and/or its Affiliates in advance in writing, and, in the absence of such policies and standards, with good industry practices regarding IT security. Such policies include but are not limited to hardware, software and also include any operational procedures.

Section 2.9 Ownership; No Implied Licenses; Residuals. Neither Party nor their Affiliates will gain, by virtue of this Agreement nor the Services provided hereunder, any rights of ownership of any property owned by such other Party or any Affiliate of the other Party. Nothing in this Agreement will be deemed to grant to one Party or its Affiliates, by implication, estoppel or otherwise, license rights, ownership rights or any other intellectual property of the other Party or any Affiliate of the other Party. Subject to this Section 2.9, Provider will be free to use its general knowledge, skills and experience and any ideas, concepts, know-how and techniques that are required or used in the course of providing the Services.

Section 2.10 Books and Records. For a period of five years following termination, expiration or cancellation of this Agreement, Seller shall procure that Recipient keeps books and records of the Services provided hereunder and reasonable supporting documentation of charges and expenses incurred in providing such Services. Seller shall procure that Recipient makes such books and records available to Provider for its review, upon reasonable notice, at Provider’s expense, during normal business hours, to the extent necessary to verify disputed charges under Section 3.3(b). Following such seven-year period, Recipient will not be obligated to maintain any such books and records.

Section 2.11 Third Party Consents.

(a) Seller shall procure that Recipient understands, acknowledges and agrees that certain Services to be provided by Provider may be provided by or through the use of unaffiliated third parties on behalf of Provider pursuant to contracts to which Recipient is not a party (collectively, “Third Party Contracts”). Seller shall procure that Recipient also understands, acknowledges and agrees that the continued participation in such Third Party Contracts by such third parties in providing certain Services may require Provider to obtain additional consents, approvals, permissions or licenses (collectively, “Authorizations”), and that obtaining such Authorizations may involve additional costs, expenses, fees, charges or commissions (“Authorization Expenses”). Seller shall procure that Provider agrees to use commercially reasonable efforts to seek and obtain any Authorizations necessary pursuant to such Third Party Contracts to provide applicable Services to Recipient; provided, however, that Provider shall not be required to obtain any Authorizations if such Authorizations would require Provider to modify, amend or otherwise alter a Third Party Contract in a manner that, in Provider’s good faith judgment, is not commercially reasonable. Seller shall procure that Recipient pays any Authorization Expenses payable pursuant to this Section 2.10(a).

(b) If, as of the date hereof, there are Third Party Contracts where Authorizations have not been received by Provider, then Purchaser shall procure that Provider (i) continues to use commercially reasonably efforts to obtain such Authorizations or (ii) at Recipient’s request, uses commercially reasonable efforts to cooperate with Recipient and reasonably assist it to enter into its own agreements with third parties (including identifying and approaching the applicable vendor (or another third party vendor) with whom Recipient shall enter into its own third party contract at a price and upon terms that are mutually agreeable to Recipient and such vendor relating to such Service). If, despite using commercially reasonable efforts, Provider is unable to obtain an Authorization referred to in this Section 2.11, then unless and until such Authorization is obtained, the Parties will use their commercially reasonable efforts to determine and adopt such alternative approaches as are necessary and sufficient for the Provider to provide the applicable Services without such Authorization.

(c) On termination or expiration of any Third Party Contract during the Term, Provider shall not be obligated to continue to provide, or cause the provision of, the applicable Services to which the relevant Third Party Contract relates unless it is able to do so on substantially similar terms as the terminated or expired Third Party Contract, but at Recipient’s request, Purchaser shall procure that Provider acts in good faith to cooperate with Recipient and reasonably assist Recipient to enter into its own agreements with third parties (including identifying and approaching the applicable vendor (or another third party vendor) with whom Seller shall procure that Recipient enters into its own third party contract at a price and upon terms that are mutually agreeable to Recipient and such vendor relating to such Service).

ARTICLE III

SERVICE QUALITY; INDEPENDENT CONTRACTOR; PAYMENT

Section 3.1 Service Quality. Purchaser shall procure that Provider performs the Services in compliance with any terms or service levels set forth on Schedule A or the relevant Purchase Order, as applicable, and in any case, in a commercially reasonable manner, in accordance with applicable Law, and in the same manner and on the same basis as Seller and its Affiliates used in the operation of the Business immediately prior to the Closing Date. Subject to Section 8.3(b), Purchaser shall procure that Provider agrees to assign sufficient resources and qualified personnel as are reasonably required to perform the Services during the Term in accordance with the standards set forth in the preceding sentence. Provider may perform the Services, as applicable, in such facilities maintained by Provider or its Affiliates as Provider reasonably deems appropriate. Seller shall procure that Recipient agrees that Provider is not in the business of providing Services to third parties and is willing to provide the Services only on a transition basis as an accommodation to Recipient and its Affiliates in connection with the transactions contemplated by the Transaction Documents. Except as set forth in this Section 3.1, neither Purchaser nor Provider makes any representations or warranties, express or implied, with respect to the Services to be provided hereunder.

Section 3.2 Independent Contractor. In providing the applicable Services, Provider will act under this Agreement solely as an independent contractor and not as an agent of Recipient. All Provider Personnel providing the Services, as applicable, will be under the direction, control and supervision of Provider (and not of Recipient), and Provider will have the sole right to exercise all authority with respect to such Provider Personnel, and in no event will such Provider Personnel be deemed to be employees or agents of Recipient. Provider will be solely responsible for compensation of its employees, and for all withholding, employment or payroll Taxes, unemployment insurance, workers’ compensation, and any other insurance and fringe benefits with respect to such employees. Provider will have the exclusive right to hire and fire any such personnel in accordance with applicable Law. Recipient will have no right to direct and control any of the employees or representatives of Purchaser under this Agreement.

Section 3.3 Payment.

(a) Purchaser shall procure that statements are rendered each month by Provider to Recipient for applicable Services delivered during the preceding month. Seller shall procure that Recipient promptly pays such invoice in accordance with the terms of this Agreement. Each such statement shall set forth in reasonable detail a description of such Services and the amounts charged therefor and, subject to Section 3.3(b), in the case of any bona fide disagreement with any charge, Seller shall procure that all such amounts are paid by Recipient within 30 days after receipt of such statement. Except as otherwise expressly set forth on Schedule A or the relevant Purchase Order, the Service costs set forth thereon do not include any third party costs or payments that may be required to be made in connection with the provision of applicable Services hereunder. In the event that Provider incurs reasonable and documented out-of-pocket expenses in the provision of any Service, including, without limitation, license fees and payments to third-party service providers, but excluding payments made to employees of Provider pursuant to Section 3.2 (other than reimbursement for Out-of-Pocket expenses incurred by employees of Provider) (such included expenses, collectively, “Out-of-Pocket Costs”), Seller shall procure that Recipient reimburses Provider for all such Out-of-Pocket Costs in accordance with the invoicing procedures set forth in this Section, provided that in the case of any Out-of-Pocket Costs in excess of $10,000 in the aggregate, such Out-of-Pocket Costs have been approved by Recipient in writing in advance of being incurred. Purchaser shall procure that Provider uses commercially reasonable efforts to manage the costs of such third-party services so that such costs are consistent with the costs of such third-party services provided to Provider (subject to differences resulting from the volume of services provided by such third parties to Recipient under this Agreement). Such costs of third-party services shall be the actual costs charged by such third-party service provider, without markup and reflecting any discounts or rebates received by Provider together with any applicable VAT.

(b) If Recipient has a bona fide disagreement with any charge hereunder, then Seller shall procure that Recipient sends written notice to Provider specifying in reasonable detail the reason for such disagreement (but will timely pay any undisputed amount of the applicable invoice when due), and Purchaser and Seller shall procure that Recipient and Provider, as applicable, will negotiate in good faith to promptly resolve any such disagreement for at least 30 days prior to submitting the disagreement for adjudication pursuant to Section 8.5. Purchaser shall procure that Provider continues performing the Services in accordance with this Agreement pending resolution of any dispute. Any undisputed portion of the charges for Services rendered that are not paid when due under this Agreement will accrue interest at a rate of 1% per month or the maximum rate permitted by applicable Law, whichever is less, from the due date until paid in full. Purchaser shall procure that Provider agrees to afford Recipient, upon reasonable notice, access to such information, records and documentation of Provider as Recipient may reasonably request in order to verify any invoices and charges for applicable Services. If the Parties mutually resolve any disagreement, or the disagreement is adjudicated pursuant to Section 8.5, such that (i) Recipient has overpaid for any Services, Purchaser shall procure that Provider promptly, and in any event within ten Business Days of such determination, pays such overpayment to a bank account identified by Recipient, or (ii) any disputed amount is so determined to be payable by Recipient to Provider, Seller shall procure that Recipient pays such disputed amount to Provider within ten Business Days of such determination (using the same payment directions as provided by Provider on its most recent invoice).

Section 3.4 Taxes.

(a) The amounts for each Service do not include any amounts in respect of Taxes. Seller shall procure that any Taxes required to be charged by Provider or incurred by Provider under applicable Law are paid by Recipient and are in addition to the amounts otherwise to be paid by Recipient hereunder for such Services, except for any Taxes on Provider’s income imposed or assessed on Provider solely by reason of Recipient’s payment for such Services provided that Recipient receives a valid tax invoice or equivalent document from Provider.

(b) The amounts for Purchaser and its Affiliates’ supply of products do not include any amounts in respect of Taxes. Purchaser shall procure that any Taxes required to be charged by Provider or incurred by Provider under applicable Law are paid by Recipient and are in addition to the amounts otherwise to be paid by Recipient hereunder for such Supply, except for any Taxes on Provider’s income imposed or assessed on Provider solely by reason of Recipient’s payment for such Services provided that Recipient receives a valid tax invoice or equivalent document from Provider.

Section 3.5 Uses of Services. Provider will be required to provide the Services only to Recipient in connection with its operation of the Business from and after Completion. Seller shall procure that Recipient does not resell any Services to any Person whatsoever or permit the use of the Services by any Person other than in connection with the Business (including any aspects of the Business that remain with Seller’s Group following Completion) in the ordinary course of business by Seller.

Section 3.6 Representatives. Seller and Purchaser will each designate a group of individuals (each, a “Transition Services Team”), which will work cooperatively with their counterparts to facilitate and administer this Agreement. Seller and Purchaser will each designate two or more persons (each, a “TST Representative”), who will make reasonable efforts to meet, in person or telephonically during normal business hours and with reasonable notice, from time to time as reasonably requested by the other Party’s TST Representatives to discuss the Services generally and any issues relating thereto. Each Party will have the right at any time and from time to time to replace its TST Representatives by giving notice in writing to the other Party setting forth the name of (a) the TST Representative to be replaced and (b) the replacement TST Representative.

ARTICLE IV

TERM OF AGREEMENT; EXTENSION

Section 4.1 Term. The obligations of Provider under this Agreement to provide Services shall terminate with respect to each Service at the end of each Service Term specified under the relevant Purchase Order. The term of this Agreement (the “Term”) will commence on the date hereof and end on the earliest to occur of: (a) the date on which Provider shall have no continuing obligation to perform any Services as a result of each of their expiration or termination in accordance with the preceding sentence or Section 4.2; (b) the date on which this Agreement is terminated pursuant to, and to the extent provided in, Section 4.3. Any extension of the Service Term shall require mutual agreement of the Parties hereto; provided, however, that if Recipient desires to continue to receive any of the Services from Provider after the end of the applicable Service Term, Recipient may request an extension from Provider and Purchaser shall procure that Provider considers any such request in good faith. If Provider is willing to continue to perform such Service after the applicable Service Term, the Parties will negotiate in good faith the price, terms, and conditions for the continuation of such Service, which shall be set out on a new or supplemented Schedule A.

Section 4.2 Partial Termination. Recipient may cancel any applicable Service upon 30 days’ written notice to Provider (but only to the extent such Service can be segregated from Provider’s other Services that will continue to be provided). During the Term, the Parties shall cooperate, and Purchaser shall procure that Provider cooperates in good faith to enable Recipient to transition off of the applicable Services to be provided to it pursuant to Schedule A and to cancel such Services pursuant to this Section 4.2, in each case, as promptly as reasonably practicable. Notwithstanding anything herein to the contrary, the Recipient may not terminate the Services set forth in clause 3 of Schedule A and such Services shall survive the termination of this Agreement.

Section 4.3 Breach of Agreement. If either Party is in material breach of any of its obligations under this Agreement, including any failure to perform any Services or to make payments when due, as applicable, and such Party does not cure such material breach within 20 days after receiving written notice thereof from the nonbreaching Party, the nonbreaching Party may terminate in whole or in part the provision of Services pursuant to this Agreement immediately by providing written notice of termination to the breaching Party. The failure of a Party to exercise its rights hereunder with respect to a breach by the other Party will not be construed as a waiver of such rights nor prevent such Party from subsequently asserting such rights with regard to the same or similar defaults. The provisions of this Section 4.3 shall survive the termination of this Agreement.

Section 4.4 Sums Due.

(a) In the event of any termination of this Agreement, whether in whole or in part, pursuant to the terms hereof, Provider will be entitled to all outstanding amounts due from Recipient for applicable Services rendered in accordance with this Agreement prior to the effective date of such termination.

(b) For any applicable Service that is terminated by Recipient pursuant to Section 4.2, in addition to amounts due with respect to such Service in accordance with Section 4.4(a), Seller shall procure that Recipient reimburses Provider for all reasonable and proper termination charges payable to third parties under any Third Party Contracts related to such terminated Service (including termination fees and contractual purchase obligations), to the extent such liabilities are incurred by Provider or any of its Affiliates as a result of the termination of such Service pursuant to Section 4.2.

Section 4.5 Provider Obligations Upon Termination. In connection with the transition of the Services to Recipient, (a) prior to the end of a Service Term, Purchaser shall procure that Provider cooperates with all reasonable requests by Recipient in connection with the transition of the performance of the Services from Provider to Recipient, and (b) Purchaser shall procure that Provider returns to Recipient or destroys all confidential information of Recipient that is in Provider’s possession or under Provider’s control in connection with this Agreement.

Section 4.6 Effect of Termination. Section 2.10, Section 3.3(b), Section 4.4, this Section 4.6, ARTICLE V, ARTICLE VI, ARTICLE VII and ARTICLE VIII (as applicable) will survive any termination, cancellation or expiration of this Agreement. Upon the effective termination date of any Services pursuant to Section 4.2, Provider’s obligation to provide such Services to Recipient, and, except as set forth in Section 4.4, Recipient’s obligation to pay Provider for such Services, will cease. Termination of this Agreement will not relieve either Party of any liability to the other Party for any breach of any provision of this Agreement occurring prior to such termination.

ARTICLE V

DISCLAIMER OF WARRANTIES & FORCE MAJEURE

Section 5.1 Disclaimer. Except as expressly set forth in Section 3.1 or for any claims based on Fraud: (a) Seller acknowledges and agrees, and shall procure that Recipient acknowledges and agrees that neither Purchaser nor Provider makes warranties of any kind with respect to the applicable Services to be provided by Provider hereunder; and (b) Seller hereby expressly disclaims all warranties with respect to the applicable Services to be provided by Provider hereunder, as further set forth immediately below.

Section 5.2 EXCEPT AS EXPRESSLY SET FORTH IN Section 3.1 OR FOR ANY CLAIMS BASED ON FRAUD, THE SERVICES TO BE PROVIDED UNDER THIS AGREEMENT WILL BE PROVIDED BY PROVIDER AS-IS, WHERE-IS, WITH ALL FAULTS, AND WITHOUT WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF NON-INFRINGEMENT, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, CONFORMITY TO ANY REPRESENTATION OR DESCRIPTION, TITLE OR ANY OTHER WARRANTY WHATSOEVER.

Section 5.3 Force Majeure. Notwithstanding anything to the contrary contained in this Agreement, neither Seller nor Provider shall be liable for any interruption, delay or failure to perform any obligation under this Agreement when such interruption, delay or failure results from Force Majeure Events; provided, however, that Purchaser shall procure that Provider promptly notifies Recipient upon learning of the occurrence of the Force Majeure Event. Subject to compliance with the foregoing proviso, Provider’s obligations hereunder will be postponed for such time as its performance is suspended or delayed on account of the Force Majeure Event, and Purchaser shall procure that Provider uses commercially reasonable efforts to resume its performance hereunder as soon as practicable following the cessation of the applicable Force Majeure Event. If as a result of a Force Majeure Event, Provider is unable to allocate sufficient resources to perform all applicable Services required to be provided to Recipient under this Agreement and all requirements of Provider and Provider’s Affiliates for similar services, then, during the continuance of such Force Majeure Event, Purchaser shall procure that Provider uses commercially reasonable efforts to allocate resources to the provision of the applicable Services to Recipient that are at least proportionate to the proportion of resources allocated to the provision of the applicable Services to Provider and Provider’s Affiliates for similar services during the three months preceding the commencement of such Force Majeure Event. At Recipient’s request, the end of the applicable Service Term for any Service so suspended shall be extended for a period of time equal to the time lost by reason of the suspension.

ARTICLE VI

LIABILITIES

Section 6.1 Indemnification of Recipient by Provider. Subject to Section 6.2, Purchaser shall procure that Provider indemnifies, defends and holds harmless each Recipient Party from and against any Losses actually incurred to the extent resulting from any Provider Indemnifying Party’s (a) violation of applicable Law, (b) breach of this Agreement, (c) infringement, misappropriation, or any other violation of third party intellectual property in providing the applicable Services, or (d) willful misconduct in providing the applicable Services; provided that Provider shall not be responsible for any Losses of any Recipient Indemnified Party to the extent such Losses have resulted from a Recipient Indemnified Party’s (x) breach of this Agreement, (y) violation of applicable Law, or (z) bad faith, gross negligence or willful misconduct. If Provider fails to provide a Service in breach of this Agreement, Losses shall include Recipient’s incremental cost of performing such Service itself or Recipient’s incremental cost of obtaining such Service from a third party, including any costs or surcharges relating to obtaining such Service on an expedited basis, if required.

Section 6.2 Limitation of Liability.

(a) Except for Provider’s confidentiality obligations under ARTICLE VII, Provider’s indemnification obligations under Section 6.1, or in the case of any infringement of third-party intellectual property rights in providing the applicable Services, claims of personal injury, willful misconduct or Fraud, Seller agrees, and shall procure that Recipient agrees that none of the Provider Indemnifying Parties shall have any liability, whether direct or indirect, in contract or tort or otherwise, to Recipient or its Affiliates under this Agreement or in connection with the applicable Services, except to the extent provided in Section 6.1; provided, however, that in no event (except in the case of any infringement of third-party intellectual property rights in providing the applicable Services, claims of personal injury or Fraud) shall Purchaser’s or Provider’s liability hereunder exceed the total fees paid by Recipient to Provider under this Agreement.

(b) Except for Provider’s confidentiality obligations under ARTICLE VII, Provider’s indemnification obligations under Section 6.1, or in the case of any infringement of third-party intellectual property rights in providing the applicable Services, claims of personal injury, willful misconduct or Fraud, no Provider Indemnifying Party or Recipient Party shall be liable for any exemplary, special or similar damages, indirect damages, or consequential damages of any kind whatsoever in any way due to, resulting from or arising in connection with any of the applicable Services or the performance of or failure to perform Provider’s or Recipient’s obligations under this Agreement, as applicable. This disclaimer applies, without limitation: (i) to claims arising from the provision of the applicable Services or any failure or delay in connection therewith; (ii) to claims for lost profits; (iii) regardless of the form of action, whether in contract, tort (including negligence), strict liability, or otherwise; and (iv) regardless of whether such damages are foreseeable or whether Provider or Recipient, as applicable, or any of its Affiliates has been advised of the possibility of such damages.

(c) In addition to the foregoing, each Party agrees that, in all circumstances, it shall use, and shall procure that Provider and Recipient, as applicable, uses commercially reasonable efforts to mitigate and otherwise minimize its damages and those of its Affiliates, whether direct or indirect, due to, resulting from or arising in connection with any failure by the other Party to comply fully with its obligations under this Agreement.

ARTICLE VII

CONFIDENTIALITY

(a) Each of Seller and Purchaser shall, and each shall cause its respective Affiliates to, hold all information relating to the Services confidential from third parties (other than their respective Affiliates) and will not disclose the same to any Person. In addition, no Party shall, and the Parties shall cause their respective Affiliates not to, disclose to any Person any confidential information concerning the other Party or its Affiliates obtained in connection with the performance of this Agreement. Notwithstanding the foregoing, nothing shall prevent either Party from disclosing the foregoing confidential information (a) if such information becomes generally available to the public, other than as a result of a breach of this ARTICLE VII by the disclosing Party, (b) if such information becomes available to the disclosing Party on a non-confidential basis from a source that is not known by the disclosing Party to be prohibited from disclosing such information, or (c) if such information is required to be produced by Law; provided, however, that, in the event of a disclosure pursuant to clause (c), the disclosing Party shall disclose only that portion of the confidential information which is required to be disclosed by Law.

(b) No Party shall, and the Parties shall cause employees and their respective Affiliates and their employees not to, use any confidential information or non-public information of the other Party received through the provision of Services for any purpose other than to exercise its rights and perform its obligations under or in connection with this Agreement, or to the extent necessary to conduct the Business.

ARTICLE VIII

MISCELLANEOUS

Section 8.1 Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered, (b) when transmitted via electronic transmission to the e-mail address set out below if the sender sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid) within one Business Day after electronic transmission, or (c) the third day following the day (except if not a Business Day then the next Business Day) on which the same has been delivered prepaid to a reputable national overnight air courier service. Notices, demands and communications, in each case to the respective Parties, shall be sent to the applicable address set forth below, unless another address has been previously specified in writing:

If to Seller:

NEC Corporation

7-1, Shiba 5-chome Minato-ku,

Tokyo 108-8001 Japan

marked for the attention of Senior Director, Wireless Solutions Division, Telecom Service Business Unit ([…]),

With a copy to (which shall not constitute notice):

with a copy (which shall not constitute notice) to:

Allen & Overy Gaikokuho Kyodo Jigyo Horitsu Jimusho

JP Tower 22F, 2-7-2 Marunouchi, Chiyoda-ku

Tokyo 100-7022, Japan

Attn: Nick Wall ([…]) and Taro Nakashima ([…]); and

If to Purchaser:

Aviat Networks, Inc.

200 Parker Dr. Ste 100A

Austin, Texas 78728

Attn: Erin Boase

Email: […]

With a copy to (which shall not constitute notice):

Vinson & Elkins L.L.P.

200 W 6th St., Ste 2500

Austin, TX 78701

Attn: Michael Gibson

Email: […]

Section 8.2 Amendments; No Waivers. Any provision of this Agreement or the Schedules hereto may be amended or waived only in a writing signed by Purchaser and Seller. No waiver of any provision hereunder or any breach or default thereof shall extend to or affect in any way any other provision or prior or subsequent breach or default.

Section 8.3 Successors and Assigns; Subcontractors.

(a) This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns; provided, that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated (i) by Purchaser without the prior consent of Seller, or (ii) by Seller without the prior written consent of Purchaser.

(b) Provider may hire or engage one or more third-party service providers to perform any Service; provided, that Purchaser shall procure that Provider (i) uses the same degree of care in selecting any such third-party service providers as it would if such third-party service providers were being retained to provide similar services to Provider, (ii) causes the standard of service provided by such third-party service providers to be at least equivalent in quality to the standard of service required to be provided by Provider under this Agreement, and (iii) obtains the prior written consent of Recipient to hire such third-party service provider. The use by Provider of a third-party service provider shall not relieve Purchaser of its obligations under this Agreement.

Section 8.4 Governing Law. Except as otherwise provided in this Section 8.4, all issues and questions concerning the construction, validity, interpretation and enforceability of this Agreement, including the Schedules hereto, shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

Section 8.5 Arbitration. This section 8.5 shall be governed by the laws of the State of Delaware. Any dispute, claim, difference or controversy arising out of, relating to or having any connection with this Agreement, including any dispute as to its existence, validity, interpretation, performance, breach or termination or the consequences of its nullity and any dispute relating to any non-contractual obligations arising out of or in connection with it, shall be referred to, and finally resolved by, arbitration under the Rules of Arbitration of the International Chamber of Commerce (for the purpose of this clause 27, the Rules). The Rules are incorporated by reference into this section 8.5 and capitalized terms used in this section 8.5 which are not otherwise defined in this Agreement have the meaning given to them in the Rules.

The number of arbitrators shall be three. The arbitrators nominated by the parties shall jointly nominate the third arbitrator who will act as president of the arbitral tribunal. The seat or legal place of arbitration shall be London, England. The language used in the arbitral proceedings shall be English. All documents submitted in connection with the proceedings shall be in the English language, or, if in another language, accompanied by an English translation.

Section 8.6 Counterparts. This Agreement may be executed in multiple counterparts, any one of which need not contain the signature of more than one party, but all such counterparts taken together shall constitute one and the same instrument.

Section 8.7 No Third-Party Beneficiaries. Each Party agrees that, other than Provider’s obligations with respect to any indemnitees expressly set forth in this Agreement, nothing expressed or referred to in this Agreement will be construed to give any Person other than the Parties any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement; provided, however, that the Parties hereby designate (i) Purchaser’s Subsidiaries and Affiliates, and (ii) Seller’s Subsidiaries and Affiliates as expressly intended third-party beneficiaries of this Agreement having the right to enforce this Agreement.

Section 8.8 Entire Agreement. This Agreement, including the Schedules hereto, together with the MBA and the other Transaction Documents, contain the complete agreement between the Parties and supersede any prior understandings, agreements or representations by or between the Parties, written or oral, which may have related to the subject matter hereof in any way.

Section 8.9 Severability; Specificity. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

Section 8.10 Waiver of Jury Trial. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 8.11 Remedies Cumulative; Specific Performance. Except as expressly provided in this Agreement, any and all remedies expressly conferred upon a Party under this Agreement shall be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law or equity upon such Party, and the exercise by a Party of any one remedy shall not preclude the exercise of any other remedy. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that Purchaser and Seller shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity. Any requirements for the securing or posting of any bond in connection with such remedy are waived. Each of the Parties hereby irrevocably waives, and agrees not to assert or attempt to assert, by way of motion or other request for leave from the court, as a defense, counterclaim or otherwise, in any action based upon, arising out of or relating to this Agreement, any claim or argument that there is an adequate remedy at Law or that an award of specific performance is not otherwise an available or appropriate remedy.

Section 8.12 Construction. Unless otherwise expressly provided herein, for purposes of this Agreement, the following rules of interpretation shall apply: (a) when calculating the period of time before which, within which or following which any act is to be done or step taken, the date that is the reference date in beginning the calculation of such period shall be excluded (for example, if an action is to be taken within two calendar days of a triggering event and such event occurs on a Tuesday, then the action must be taken by the end of the day on Thursday) and if the last day of such period is a non-business day, the period in question shall end on the next succeeding business day; (b) any reference to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa; (c) the division into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement and all references in this Agreement to any “Article” or “Section” are to the corresponding Article or Section of to this Agreement; (d) unless otherwise specified, references to any Law or other statute, rule, regulation or form (including in the definition thereof) shall be deemed to include references to such Law or other statute, rule, regulation or form as amended, modified, supplemented, replaced or interpreted from time to time (and, in the case of any statute, include any rules and regulations promulgated under such statute), and all references to any Section of any statute, rule, regulation or form include any successor to such section; I words such as “herein,” “hereof,” “hereto” and “hereunder” refer to this Agreement as a whole and not merely to any particular section or provision of this Agreement; (f) the word “including” and any variation thereof means “including without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it; (g) the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not simply mean “if;” (h) the word “covenant” means “covenant and agreement;” (i) the use of the words “or,” “either,” or “any” shall not be exclusive; (j) all references to any period of days are to the relevant number of calendar days unless otherwise specified; (k) each Party and its Representatives have participated in the drafting of this Agreement, which each Party acknowledges is the result of negotiations between the Parties, and consequently, this Agreement shall be interpreted without reference to any Laws to the effect that any ambiguity in a document be construed against the drafter; and (l) where this Agreement provides that a Party shall perform or comply with an obligation or agreement contained herein, such provision shall not be construed as such Party providing a guaranty or warranty with respect to such performance or compliance but shall be construed as requiring such Party to perform or comply to the extent within its control.

Section 8.13 No Set-Off. Except as otherwise provided in this Agreement, neither Party shall be entitled to set off any claims for money that it may have against the other Party against, or otherwise withhold the proper payment of, any claim for money by the other Party under this Agreement, unless and to the extent liability for such claim has (a) been accepted by the other Party in writing or (b) such claim has been confirmed by a final and binding judgment of a competent court or tribunal.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their respective authorized officers as of the date first written above.

PURCHASER:

AVIAT NETWORKS, INC.

By:	/s/ Peter A. Smith
Name: Pete Smith
Title: CEO

Signature Page to

Seller Transition Services Agreement

SELLER:

NEC CORPORATION

By:	/s/ Yukio Hioki
Name: Yukio Hioki
Title: General Manager, Wireless Solutions Division

Signature Page to

Seller Transition Services Agreement

Schedule A

Transition Services

[Intentionally omitted]

Schedule B

Template Purchase Order Form

[Intentionally omitted]